CPI AEROSTRUCTURES, INC. 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-11669, 333-42403, 333-130077, 333-164687 and 333-212837) and on Form S-3 (Registration Number 333-220090), of our report dated April 1, 2019, on our audits of the consolidated financial statements of CPI Aerostructures, Inc. as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018, and of our report dated April 1, 2019 which expresses an adverse opinion on the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. as of December 31, 2018, because of a material weakness, included in this Annual Report on Form 10-K of CPI Aerostructures, Inc. for the year ended December 31, 2018.

/s/ CohnReznick LLP

Jericho, New York

April 1, 2019